Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this ''Agreement") dated as of February 8, 2024, by and between Enanta Pharmaceuticals, Inc. (“Employer”), 500 Arsenal Street, Watertown, MA 02472, and Nathaniel S. Gardiner (“Employee”) amends and restates the Employment Agreement (the “Original Agreement”) dated as of April 28, 2014, between Employer and Employee, effective April 1, 2024 (the “Effective Date”).

RECITALS:

WHEREAS, Employee currently is employed by Employer as its Chief Legal Officer pursuant to the Original Agreement;

WHEREAS, Employee is retiring from his employment as Chief Legal Officer of Employer on March 31, 2024; and

WHEREAS, as of the Effective Date, Employee is willing to serve on a part-time employment basis as Senior Counsel to Employer, and Employer desires to retain Employee in such capacity, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto enter into this Agreement and agree as follows:

1.
EMPLOYMENT.
(a)
Employer shall employ Employee as its Senior Counsel. Employee accepts and agrees to such employment.
(b)
Employee shall, during the term of his employment hereunder, work part-time consistent with the position and office occupied by Employee and on the following schedule:

(i) for 87 hours per month (50% time) for up to the first 3 months after the Effective Date (4 days, or portions thereof, per month in the office, with the balance of the time working remotely or in the office); and

(ii) 44 hours per month (25% time) thereafter (2 days, or portions thereof, per month in the office, with the balance of the time working remotely or in the office) for the balance of the remaining term of his employment.

(c)
Employee represents and warrants that Employee has executed and delivered to Employer an Employee Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement dated as of April 28, 2014 (the “NDA”), and the NDA shall remain in full force and effect during Employee’s employment under this Agreement; provided, however, Employer and Employee agree that Employee shall not be bound by any post-employment, non-competition obligations contained in the NDA as of the Effective Date.
2.
COMPENSATION.

(a)
As compensation for the services provided by Employee under this Agreement, Employer will pay Employee at 50% of his base salary in effect immediately before the Effective Date (the "Base Salary"), payable in semi-monthly installments on the fifteenth day and the thirtieth day of each month, until June 30, 2024 or such earlier date as Employer may have determined after 30 days’ notice to Employee that Employee shall thereafter be employed at the rate of 25% time, in which event Employee’s pay shall be reduced to 25% of the Base Salary. The Base Salary will not be subject to annual review during the stated term of this Agreement.
3.
BENEFITS.
(a)
Fringe Benefits: Employee shall be entitled to participate in such employee benefits plans for which he is eligible pursuant to the terms of the applicable plan. Employee understands that such employee benefits plans may be amended, enlarged, diminished or terminated by Employer from time to time. Under Employer’s current healthcare benefits plan, Employee shall remain eligible for healthcare benefits provided that he continues to work for Employer at least 87 hours per month (50% time). Further, under Employer’s current 401(k) plan, Employee can participate in that plan as long as he works at least 500 hours per calendar year.
(b)
Equity Awards:

(i) Stock options and restricted stock units. Employee’s existing stock options granted by Employer and his unvested restricted stock units (“RSUs”) granted by Employer shall continue to vest during the term of his employment under this Agreement and shall continue to be exercisable in accordance with their terms and conditions; provided, further, that (x) on the Termination Date (as defined below) a portion of any unvested RSUs and unvested stock options on such Termination Date equal to the number of RSUs and stock options, respectively, scheduled to vest during the twelve (12) month‑period commencing the day after the Termination Date shall vest and, with respect to RSUs, settle 10 days after such date and, with respect to stock options, become immediately exercisable, and (y) as of the Effective Date all of his outstanding stock options shall remain exercisable, to the extent they are then vested or become vested pursuant to the terms of this Agreement, until the earlier of (A) one year from the Termination Date or (B) the end of the original 10-year term of the stock option. Employee acknowledges that he shall not be eligible for any new equity grants under the Company's equity incentive plans after the Effective Date.

(ii) PSUs and rTSRUs. As of the Effective Date, all unvested PSUs and rTSRUs granted to Employee by Employer will terminate without any shares vesting thereunder, and Employee acknowledges that he shall not be eligible for any new awards of PSUs, rTSRUs or comparable performance awards after the Effective Date.

(c)
Variable Compensation: Employee will also receive an additional payment equal to the target amount of his annual variable compensation for 2024, which is 40% of the Base Salary; provided, however, any variable compensation shall be prorated by the percentage of full-time equivalent working hours worked by Employee during the calendar year (the “Variable Compensation Payment”). The Variable Compensation Payment shall be paid in a lump sum at the same time as payments of 2024 variable compensation are paid to the Corporation’s executive officers in December 2024, and, with respect to any Variable Compensation payable for work in calendar year 2025, on Employee’s termination date.

(d)
Vacation. After the Effective Date, Employee shall be entitled to accrue three(3) weeks of paid vacation ( which includes two weeks of Employees personal vacation days and Employer’s year-end holiday) for the balance of the 2024 calendar year, and one (1) week for each calendar quarter thereafter, accruing at 50% of full-time accrual so long as his commitment is 87 hours per month, and at 25% once it reduces to 44 hours per month, so long as the absence of Employee does not interfere in any material respect with the performance by Employee of Employee's duties hereunder. Employee shall be entitled to use all vacation days accrued before the Effective Date without reduction for his part-time status.
4.
TERM/TERMINATION.
(a)
Employee's employment under this Agreement shall be on an "at will" basis and shall continue until March 31, 2025, unless extended by mutual written agreement of the Parties, or earlier terminated in accordance with this Section 4 (such date, the “Termination Date”). Either Employer or Employee may terminate this Agreement at any time and for any reason by giving at least 30 days prior written notice to the other party.
5.
INDEMNIFICATION.

Employee during the term of this Agreement will continue to be entitled to the benefits of the existing Indemnification Agreement with Employer (the "Indemnification Agreement”).

6.
MISCELLANEOUS.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This

Agreement and the NDA, the Indemnification Agreement, and any agreements governing Employee’s equity awards contain the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties, including without limitation any consulting agreement. Amendments to this Agreement must be made in writing and signed by both parties.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Employer to an affiliate or a successor in interest to substantially all of the business operations of Employer. Upon such assignment, the rights and obligations of Employer hereunder shall become the rights and obligations of such affiliate or successor.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Enanta Pharmaceuticals, Inc. EMPLOYEE

By: _/s/Jay R. Luly, Ph.D._________ By: _/s/Nathaniel S. Gardiner________

Name: Jay R. Luly, Ph.D. Nathaniel S. Gardiner, individually

Title: President & Chief Executive Officer